DMI Furniture, Inc.
                        101 Bullitt Lane
                   Louisville, Kentucky 40222

                          Press Release

For further information:

AT THE COMPANY
Joseph G. Hill
Vice-President-Finance
502-426-4351 Ext. 227
E-mail:  jhill@dmifurniture.com

FOR IMMEDIATE RELEASE
August 22, 2000

          DMI Furniture, Inc. Adopts By-Laws Amendment

     Louisville, Kentucky - August 22, 2000 -- DMI Furniture, Inc., (NASDAQ: DMIF) today announced that its board of directors has approved an amendment to its by-laws. The amendment adds new by-law sections establishing procedures for the introduction of business at stockholder meetings, and the nomination of directors. The new provisions require stockholders to deliver written notice of proposed business and director nominations to the Company not less than 60 and not more than 90 days before stockholder meetings.

     The Board has also set the date for the next annual meeting of DMI's stockholders for December 15, 2000 at 10:00 AM at The Brown Hotel in Louisville. The record date for stockholders to vote on matters brought before the meeting was set for November 1, 2000.

     At the December annual meeting, DMI stockholders will elect six directors for a one-year term. The Board has nominated five of its current directors for reelection. Mr. Joseph L. Ponce, a director of DMI since 1977, will be retiring at the December meeting in accordance with the Company's mandatory director
retirement policy.   In recent conversations with the Company,
Daniel H. Abramowitz of Hillson Partners Limited Partnership indicated that he plans to seek election to the sixth board position. In a recent filing with the Securities and Exchange Commission, Hillson Partners Limited Partnership stated that as of June 30, 2000, it beneficially owned 405,000 shares representing 9.81% of DMI's outstanding common stock.

     DMI Furniture, Inc. is a Louisville, Kentucky based vertically integrated manufacturer, importer, and marketer of residential and commercial office furniture with five manufacturing plants in Indiana and manufacturing sources in Asia, Malaysia, and Mexico. DMI's divisions are DMI Office Furniture, DMI Desk Company, Dolly Madison Furniture, WYNWOOD Furniture Company, and Homestyles.

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include anticipated sales, profitability, cash flow levels, and purchases by major customers, in addition to those factors set forth in the company's required filings with the U.S. Securities and Exchange Commission.